                                                                   Exhibit (2)-1



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                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

        KNIGHT-RIDDER CABLEVISION, INC., KRC-SNJ, INC., KRC-NJFT, INC.,

                        KNIGHT-RIDDER INVESTMENT COMPANY

                                      AND

                           TELE-COMMUNICATIONS, INC.

                                  DATED AS OF

                                 MARCH 18, 1996





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

                              TABLE OF CONTENTS

                                                                                                                          Page
                                                                                                                          ----
Section 1.    Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
              1.1     Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
              1.2     Agreed Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
              1.3     Allocable Fixed Kentucky Property Tax Amount.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
              1.4     Allocable Storer Benefit Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
              1.5     Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
              1.6     Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
              1.7     Business Day . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
              1.8     Buyer Series A Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
              1.9     Cable Industry Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
              1.10    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
              1.11    Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
              1.12    Distribution Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
              1.13    Encumbrance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
              1.14    Environmental Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
              1.15    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
              1.16    ERISA Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
              1.17    FCC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
              1.18    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
              1.19    Governmental Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
              1.20    Governmental Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
              1.21    Hazardous Substances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
              1.22    KRC/CCC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
              1.23    KRC/CCC Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
              1.24    KR Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
              1.25    Legal Requirement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
              1.26    Management Incentive Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
              1.27    1996 Budgets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
              1.28    NJFT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
              1.29    NJFT Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
              1.30    Owned Entities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
              1.31    Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
              1.32    Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
              1.33    Registration Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
              1.34    Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
              1.35    Seller's Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
              1.36    Standstill, Indemnification and Contribution Agreement . . . . . . . . . . . . . . . . . . . . . . . . 5
              1.37    TCI TKR LP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
              1.38    Time Warner Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
              1.39    Time Warner/Turner Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
              1.40    TKR Cable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
              1.41    TKR Cable Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5


              1.42    TKR Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
              1.43    TKR Partners Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
              1.44    TKR II . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
              1.45    TKR III  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
              1.46    Turner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
              1.47    Turner Class B Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
              1.48    Turner Class C Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
              1.49    Other Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

Section 2.    Sale and Purchase of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
              2.1     Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
              2.2     Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
              2.3     Base Purchase Price Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
              2.4     Allocation of Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

Section 3.    Liabilities Assumed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

Section 4.    Representations and Warranties of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
              4.1     Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
              4.2     Authority and Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
              4.3     No Breach or Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
              4.4     Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
              4.5     Governmental Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
              4.6     KR Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
              4.7     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
              4.8     Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
              4.9     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
              4.10    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
              4.11    Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
              4.12    Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
              4.13    Finders and Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

Section 5.    Buyer's Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
              5.1     Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
              5.2     Authority and Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
              5.3     No Breach or Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
              5.4     Finders and Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
              5.5     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
              5.6     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
              5.7     Absence of Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
              5.8     SEC Reports:  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
              5.9     Turner and Time Warner Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              5.10    Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

Section 6.    Additional Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19


              6.1     Access to Premises and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              6.2     Continuity and Maintenance of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              6.3     Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              6.4     HSR Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              6.5     No Shopping  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              6.6     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              6.7     Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              6.8     Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              6.9     Franchise Renewals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              6.10    Management Incentive Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              6.11    Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              6.12    Noncompetition Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
              6.13    Amendment to Standstill, Indemnification and Contribution Agreement  . . . . . . . . . . . . . . . .  21
              6.14    Valuation of Storer Benefit Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
              6.15    Use of Business Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
              6.16    KR Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
              6.17    Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
              6.18    Satisfaction of Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
              6.19    Confidentiality and Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

Section 7.    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

Section 8.    Conditions to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
              8.1     Conditions to the Obligations of Buyer and Seller  . . . . . . . . . . . . . . . . . . . . . . . . .  22
              8.2     Conditions to the Obligations of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
              8.3     Conditions to Obligations of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
              8.4     Waiver of Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

Section 9.    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
              9.1     Termination Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
              9.2     Liabilities in Event of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
              9.3     Procedure Upon Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

Section 10.   Survival of Representations and Warranties; Indemnification  . . . . . . . . . . . . . . . . . . . . . . . .  26
              10.1    Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
              10.2    Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
              10.3    Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
              10.4    Third Party Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
              10.5    Limitations on Indemnification - Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
              10.6    Limitations on Indemnification - Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
              10.7    Maximum Indemnification Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
              10.8    Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
              10.9    Subrogation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30


Section 11.   Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
              11.1    Joint and Several Obligations; Parties Obligated and Benefited . . . . . . . . . . . . . . . . . . .  30
              11.2    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
              11.3    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
              11.4    Right to Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              11.5    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              11.6    Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              11.7    Choice of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              11.8    Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              11.9    Rights Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              11.10   Further Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              11.11   Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              11.12   Late Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
              11.13   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
              11.14   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
              11.15   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
              11.16   Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
              11.17   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
              11.18   Waiver of Bulk Sales Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33


                         LIST OF EXHIBITS AND SCHEDULES


EXHIBITS
--------
         A  -    Assignment, Assumption and Bill of Sale
         B  -    Registration Rights Agreement
         C  -    Guaranty
         D  -    Noncompetition Agreement
         E  -    Amendment No. 1 to Standstill, Indemnification and Contribution Agreement

SCHEDULES
---------
         3       -        Partnership Agreements
         4.3     -        Certain Consents
         4.9.2   -        Tax Claims/Investigations
         4.10    -        Adverse Changes - Owned Entities
         4.11    -        Proceedings and Judgments
         4.12.2  -        ERISA Information
         5.5     -        Certain Restrictions Relating to Turner Class C Stock
         5.7     -        Adverse Changes - TCI
         6.10    -        Management Incentive Plan Calculations
         6.14    -        Certain Actuarial Assumptions
         8.2.4   -        Basic Subscribers
         8.2.5   -        Mandatory Franchise Consents
         8.2.6   -        Other Third Party Consents


                            ASSET PURCHASE AGREEMENT


                 This Asset Purchase Agreement ("Agreement") is made as of the 18th day of March, 1996, by and between Tele-Communications, Inc., a Delaware corporation ("Buyer"), and Knight-Ridder Cablevision, Inc., a Florida corporation ("KRC"), KRC-SNJ, Inc., a Delaware corporation ("KRC-SNJ"), KRC-NJFT, Inc., a Delaware corporation ("KRC-NJFT") and Knight-Ridder Investment Company, a Delaware corporation ("KRIC") (with KRC, KRC-SNJ, KRC-NJFT and KRIC referred to collectively as "Seller").


                                    RECITALS

                 Seller's assets consist primarily of ownership interests in entities that are directly or indirectly engaged in the business of providing cable television service to subscribers and related businesses in various areas of the United States. Seller desires to sell its interests in such entities (and the KR Note defined below) and Buyer desires to purchase such assets and assume certain related liabilities, as set forth in this Agreement.

                                   AGREEMENT

                 In consideration of the above recitals and the mutual agreements stated in this Agreement, the parties agree as follows:

SECTION 1.       DEFINITIONS.

                 In addition to terms defined elsewhere in this Agreement, the following capitalized terms, when used in this Agreement, will have the meanings set forth below:

                 1.1 Affiliate. With respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

                 1.2 Agreed Rate. The annual rate publicly announced from time to time by The Bank of New York as its prime rate plus 2%, adjusted as and when changes in such prime rate are made.

                 1.3 Allocable Fixed Kentucky Property Tax Amount. An amount equal to 15% of the property taxes for 1994 with respect to property in Kentucky (a) paid after January 1, 1996 by any Owned Entities or (b) payable by any Owned Entities to the extent such amount has been finally determined by settlement or nonappealable court order.

                 1.4 Allocable Storer Benefit Costs. An amount equal to the aggregate present value of the payments to be made pursuant to Section 2.4(c)(ii) of the Distribution Agreement by the "TCI Indemnitors" (as such term is defined in the Distribution Agreement), with such present value to be determined as specified in SECTION 6.14.

                 1.5 Assets. The KRC/CCC Interest, the NJFT Interest, the TKR Cable Interest, the TKR Partners Interest and the KR Note.

                 1.6 Business. The cable television and related businesses conducted by the Owned Entities on the date of this Agreement.

                 1.7 Business Day. Any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado or New York, New York are required or authorized to be closed.

                 1.8 Buyer Series A Common Stock. Tele-Communications, Inc. Series A TCI Group Common Stock or, if applicable, any successor class or series of such common stock.

                 1.9 Cable Industry Conditions. Cable television industry-wide conditions, including (a) changes in, or changes required in order to comply with, applicable legislation or regulations affecting U.S. cable television operators generally, including any adjustment in subscriber rates implemented pursuant to regulations promulgated by the FCC under the Cable Television Consumer Protection and Competition Act of 1992; and (b) changes resulting from technological changes generally applicable to the cable television industry.

                 1.10 Closing. The consummation of the transactions contemplated by this Agreement, as described in SECTION 7, the date of which is referred to as the Closing Date.

                 1.11     Code.  The Internal Revenue Code of 1986, as amended.

                 1.12 Distribution Agreement. The Distribution Agreement dated as of December 2, 1992 among Comcast Corporation, Comcast Storer, Inc., Tele-Communications, Inc., TCI TKR LP, and various other parties named therein.

                 1.13 Encumbrance. Any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, limitation, pledge, option, charge, assessment, restrictive agreement, restriction, encumbrance, adverse interest, restriction on transfer or any exception to or defect in title or other ownership interest (including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, restrictive covenants, leases and licenses).

                 1.14 Environmental Law. Any Legal Requirement relating to pollution or protection of public health, safety or welfare or the environment, including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment

(including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

                 1.15 ERISA. The Employee Retirement Income Security Act of 1974, as amended.

                 1.16 ERISA Affiliate. With respect to any Owned Entity, any other Person that is a member of a controlled group with the Owned Entity under Section 414(b) or (c) of the Code.

                 1.17     FCC.  The Federal Communications Commission.

                 1.18 Financial Statements. The unaudited consolidated balance sheets and related statements of income, partners' equity and cash flows for and as of the year ended December 31, 1995 and all notes and schedules for each of KRC/CCC, TKR Cable, TKR Partners, TCI TKR LP and NJFT (the "Unaudited Financial Statements") and, after the same become available, the audited consolidated balance sheets and related statements of income, partners' equity and cash flows for and as of the year ended December 31, 1995 and all notes and schedules for each of KRC/CCC, TKR Cable, TKR Partners, TCI TKR LP and NJFT.

                 1.19 Governmental Authority. (a) The United States of America, (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like), or (c) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

                 1.20 Governmental Permits. All franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights obtained from any Governmental Authority with respect to the Business.

                 1.21 Hazardous Substances. Any pollutant, contaminant, chemical, industrial, toxic, hazardous or noxious substance or waste which is regulated by any Governmental Authority, including (a) any petroleum or petroleum compounds (refined or crude), flammable substances, explosives, radioactive materials or any other materials or pollutants which pose a hazard or potential hazard to the Real Property or to Persons in or about the Real Property or cause the Real Property to be in violation of any Legal Requirement, (b) asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls ("PCBs"), as regulated by the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (d) any materials or substances designated as "hazardous substances" pursuant to the Clean Water Act, 33 U.S.C. Section 1251 et seq., (e) "economic poison," as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 135 et seq., (f) "chemical substance," "new chemical substance" or "hazardous chemical substance or mixture" pursuant to the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq., (g) "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation, and Liability

Act, 42 U.S.C. Section 9601 et seq. and (h) "hazardous waste" pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.

                 1.22 KRC/CCC. KRC/CCC Investment Partnership, a Colorado general partnership.

                 1.23 KRC/CCC Interest. KRC-SNJ's 50% general partnership interest in KRC/CCC, including rights to receive profits, income, surplus, capital, distributions and other payments, in cash or in kind, and to share in the assets of KRC/CCC upon dissolution and liquidation, and any and all other rights and interests comprising or appurtenant to KRC-SNJ's interest in KRC/CCC, in each case arising after the Closing.

                 1.24 KR Note. The Subordinated Note dated November 14, 1995 made by TKR Cable and payable to the order of Knight-Ridder Investment Company, in the original principal amount of $71,257,892.

                 1.25 Legal Requirement. Any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

                 1.26 Management Incentive Plan. The TKR Cable/TKR Partners Senior Management Incentive Plan applicable to Paul W. Freas and William H. Mitchell pursuant to resolutions of such companies adopted December 7, 1994.

                 1.27 1996 Budgets. The operating and capital budgets (including any amendments) for the Owned Entities as approved in accordance with the applicable partnership agreements or other governing documents of such Owned Entities.

                 1.28 NJFT. New Jersey Fiber Technologies, a New Jersey general partnership.

                 1.29 NJFT Interest. KRC-NJFT's 20.55% general partnership interest in NJFT, including rights to receive profits, income, surplus, capital, distributions and other payments, in cash or in kind, and to share in the assets of NJFT upon dissolution and liquidation, and any and all other rights and interests comprising or appurtenant to KRC-NJFT's interest in NJFT, in each case arising after the Closing.

                 1.30 Owned Entities. (a) KRC/CCC, TKR Cable, TKR Partners, NJFT and TCI TKR LP, and (b) all Persons in which 50% or more of the voting or ownership interests are owned directly or indirectly by one or more of the Persons described in the preceding clause (a).

                 1.31 Person. Any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

                 1.32 Real Property. All assets held by any of the Owned Entities consisting of realty, including fee interests, leasehold interests and easements.

                 1.33 Registration Rights Agreement. The Registration Rights Agreement in the form attached as EXHIBIT B to this Agreement, which is being signed by KRC and Buyer contemporaneously with signing of this Agreement.

                 1.34 Required Consents. All franchises, licenses, authorizations, approvals, waivers and consents required under Governmental Permits, contracts or Legal Requirements in connection with the transfer by Seller of the Assets to Buyer (including any of the foregoing triggered by a change in direct or indirect ownership in any of the Owned Entities).

                 1.35 Seller's Knowledge. The actual knowledge, without any independent investigation, of any of the following members of Seller's management: Mr. John C. Fontaine, Mr. Ross Jones, Ms. Cristina L. Mendoza, Mr. Stephen H. Sheriff and Mr. Gary Effren.

                 1.36 Standstill, Indemnification and Contribution Agreement. The Standstill, Indemnification and Contribution Agreement dated as of November 30, 1992 among Buyer, TCI Storer, Inc., TKR Storer Limited Partnership, Knight-Ridder Cablevision, Inc., Country Cable Co. and SCI Cable Partners.

                 1.37 TCI TKR LP. TCI TKR Limited Partnership, a Colorado limited partnership.

                 1.38 Time Warner Stock. Common stock of Time Warner Inc. issued in exchange for Turner Class B Stock or Turner Class C Stock in connection with the consummation of the Time Warner/Turner Merger.

                 1.39 Time Warner/Turner Merger. The transactions contemplated by the Agreement and Plan of Merger between Time Warner Inc. and Turner, among others, dated as of September 22, 1995, as such agreement may be amended from time to time.

                 1.40 TKR Cable. TKR Cable Company, a Colorado general partnership.

                 1.41 TKR Cable Interest. KRC's 50% general partnership interest in TKR Cable, including rights to receive profits, income, surplus, capital, distributions and other payments, in cash or in kind, and to share in the assets of TKR Cable upon dissolution and liquidation, and any and all other rights and interests comprising or appurtenant to KRC's interest in TKR Cable, in each case arising after the Closing.

                 1.42 TKR Partners. TKR Cable Partners, a Colorado general partnership.

                 1.43 TKR Partners Interest. KRC's 50% general partnership interest in TKR Partners, including rights to receive profits, income, surplus, capital, distributions and other payments, in cash or in kind, and to share in the assets of TKR Partners upon dissolution and liquidation, and any and all other rights and interests comprising or appurtenant to KRC's interest in TKR Partners, in each case arising after the Closing.

                 1.44     TKR II.  TKR Cable II, Inc., a Delaware corporation.

                 1.45 TKR III. TKR Cable III, Inc., a Delaware corporation.

                 1.46 Turner. Turner Broadcasting System, Inc., a Georgia corporation.

                 1.47 Turner Class B Stock. Turner's Class B Common Stock, par value $.0625 per share.

                 1.48 Turner Class C Stock. Turner's Class C Convertible Preferred Stock, par value $.125 per share.

                 1.49 Other Definitions. The following terms are defined in the Sections indicated:

                 Term                                                Section
                 ----                                                -------
                 Action                                                 10.4
                 Aggregate Allocable Cash Flow                         2.3.3
                 Antitrust Division                                      6.4
                 Assumed Liabilities                                       3
                 Average Trading Price                                 2.2.6
                 Base Purchase Price                                     2.2
                 Buyer Common Stock Value                              2.2.6
                 Buyer Damages                                          10.5
                 Buyer Reports                                           5.8
                 Cash Flow Adjustment                                  2.3.3
                 Closing Date                                           1.10
                 Final Purchase Price                                  2.3.4
                 Final Report                                          2.3.4
                 Franchise                                             8.2.4
                 Franchise Area                                        8.2.4
                 FTC                                                     6.4
                 HSR Act                                                 6.4
                 Indemnified Party                                      10.4
                 Indemnifying Party                                     10.4
                 KRI                                                     2.2
                 Maximum Value                                         2.2.6
                 Minimum Value                                         2.2.6
                 Multiemployer Plans                                  4.12.1
                 Operating Cash Flow                                   2.3.3

                 Operating Income                                      2.3.3
                 Plan(s)                                              4.12.1
                 Preliminary Adjustments                               2.3.4
                 Preliminary Purchase Price                            2.3.4
                 Preliminary Report                                    2.3.4
                 Restrictions                                            2.1
                 Securities Act                                         4.14
                 Seller Damages                                         10.6
                 Survival Period                                        10.1
                 Taxes                                                 4.9.1
                 TKR Cable Direct Assets                                 2.4
                 Transaction Documents                                   4.2
                 Transferable Franchise Area                           8.2.4
                 Unaudited Financial Statements                         1.18

SECTION 2.       SALE AND PURCHASE OF ASSETS.

                 2.1 Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller will sell, assign and transfer to Buyer, and Buyer will purchase and receive from Seller, all of the Assets, free and clear of all Encumbrances, other than restrictions imposed (a) under the TKR Cable, TKR Partners and KRC/CCC partnership agreements, as amended, (b) under the NJFT partnership agreement and the KR Note other than any Encumbrance relating to the consummation of transactions contemplated by this Agreement, and (c) by applicable registration requirements under federal and state securities laws (collectively, the "Restrictions").

                 2.2 Consideration. As consideration for all of the Assets and the delivery of the Noncompetition Agreement described in SECTION 8.2.3(D), Buyer will deliver to Seller and Knight Ridder, Inc. ("KRI") the consideration in the manner described in SECTION 2.2.1 or 2.2.2 below and the last sentence of SECTION 2.4 (the aggregate value of such consideration being referred to as the "Base Purchase Price"), with the amount of the Base Purchase Price to be subject to adjustment as provided in SECTION 2.3. The applicable option (under SECTION 2.2.1 or 2.2.2) will be selected by Buyer by written notice to Seller not later than 10 days prior to the Closing Date.

                          2.2.1   In the first option, if selected by Buyer,
Buyer will deliver (or, in the case of stock described in SECTION 2.2.1(C), KRC and Buyer will cause to be delivered by TKR Cable) to Seller and KRI consideration with an aggregate value of $420 million, payable as follows:

                          (a)     Delivery to KRC of shares of Buyer Series A
Common Stock with an aggregate Buyer Common Stock Value equal to $140 million, meeting the requirements of SECTION 2.2.3, plus

                          (b)     Delivery to KRC of shares of Buyer Series A
Common Stock with an aggregate Buyer Common Stock Value equal to $140 million, meeting the requirements of SECTION 2.2.4, plus

                          (c)    Delivery to Seller and KRI, as applicable, of
either (i) $140 million of cash, or (ii) at Buyer's option, cash and all or a portion of the Turner Class B Stock and Turner Class C Stock currently owned by TKR Cable with an aggregate value of $140 million (determined as specified below).

                          2.2.2   In the second option, if selected by Buyer,
Buyer will deliver (or, in the case of stock described in SECTION 2.2.2(A), KRC and Buyer will cause to be delivered by TKR Cable) to Seller and KRI consideration with an aggregate value of $400 million, either all in cash or payable as follows:

                          (a)     Delivery to Seller and KRI, as applicable, of
either (i) $280 million of cash, or (ii) at Buyer's option, cash and all or a portion of the Turner Class B Stock and Turner Class C Stock currently owned by TKR Cable with an aggregate value of $280 million (determined as specified below), plus

                          (b)     Delivery to KRC of shares of Buyer Series A
Common Stock with an aggregate Buyer Common Stock Value equal to $120 million, meeting the requirements of SECTION 2.2.3.

                          2.2.3   With respect to Buyer Series A Common Stock
referred to in SECTION 2.2.1(A) or SECTION 2.2.2(B), it will be a condition to Seller's obligation to close pursuant to this Agreement that as of the Closing Date there will be an effective registration statement for KRC's resale of such Buyer Series A Common Stock, as further described in the Registration Rights Agreement.

                          2.2.4   With respect to the Buyer Series A Common
Stock referred to in SECTION 2.2.1(B), effective as of Closing KRC will be granted registration rights for its resale of such Buyer Series A Common Stock, commencing two years after the Closing Date, as further described in the Registration Rights Agreement.

                          2.2.5   If the Time Warner/Turner Merger is
consummated before the Closing Date, all references in this SECTION 2.2 to Turner Class B Stock and Turner Class C Stock will refer to Time Warner Stock issued in exchange for such stock in the Time Warner/Turner Merger. Buyer will be permitted to deliver Turner Class B Stock or Time Warner Stock to KRC as consideration for the sale of the Assets only if KRC may resell such Turner Class B Stock or Time Warner Stock upon Closing without registration or other restriction upon immediate resale by KRC under applicable federal or state securities laws. Buyer will be permitted to deliver Turner Class C Stock to KRC as consideration for the sale of the Assets only if (a) all necessary third party consents with respect to such delivery have been obtained and (b) such Turner Class C Stock may be converted at any time after such delivery into Turner Class B Stock which upon such conversion meets the requirements of the preceding sentence.

                          2.2.6   For purposes of valuing stock delivered
pursuant to SECTION 2.2.1 or 2.2.2, the following will apply:

                          (a)     "Average Trading Price" of Buyer Series A
Common Stock, Turner Class B Stock or Time Warner Stock will equal the average of the reported closing market prices of such stock for the 20 consecutive trading days (or, if a market for such stock first comes into being during such 20-trading day period, those trading days during such period for which reported market prices for such stock are available) ending on the tenth trading day prior to the Closing Date (e.g., if the Closing Date were Thursday, August 1, 1996, then the last trading date to be counted in the 20-trading day period would be Thursday, July 18, 1996). The closing market price for each day in question will be the last sale price, regular way or, if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system of the principal national securities exchange on which such stock is listed or admitted to trading or, if such stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if no such sale price is quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq National Market System ("Nasdaq") or such other system then in use or, if on any such trading day such capital stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by the professional market maker who has been most active in making a market in such capital stock during the preceding 12 months. The Average Trading Price of such stock will be appropriately and equitably adjusted to reflect the effects of any stock dividend, stock split, reclassification, recapitalization, combination or distribution of assets, securities or other property (other than ordinary course cash dividends) to holders of such stock by the issuer thereof affecting such stock, the record date, ex-dividend date or similar date of which occurs during the period in which the Average Trading Price is to be determined or thereafter prior to the Closing Date.

                          (b)     "Buyer Common Stock Value" will equal the
Average Trading Price of Buyer Series A Common Stock. Notwithstanding the foregoing, if the Buyer Common Stock Value as calculated pursuant to the preceding sentence and without regard to this sentence (i) is less than the Minimum Value, then the Buyer Common Stock Value will be equal to the Minimum Value, or (ii) is greater than the Maximum Value, then the Buyer Common Stock Value will be equal to the Maximum Value. "Minimum Value" will be $18.50 and "Maximum Value" will be $22.50, subject, in each case, to adjustment as provided in SECTION 2.2.7.

                          (c)     The Turner Class B Stock value will equal the
Average Trading Price of such Turner Class B Stock. If Turner Class C Stock is delivered by Buyer to KRC pursuant to SECTION 2.2.1 or 2.2.2, such shares will be deemed to have the same value as the shares of Turner Class B Stock into which such Turner Class C Stock shares are convertible, but adjusted to take into account the premium attached to such Turner Class C Stock in the exchange formula applicable under the Time Warner/Turner Merger if it is then pending; provided that if after Closing the Time Warner/Turner Merger is abandoned or modified in a way that affects such premium adversely to Seller, Buyer will pay Seller, by wire transfer of immediately available funds to an account designated by Seller within two Business Days after such abandonment or modification, the amount, if any, of such premium previously credited to Buyer to the extent no longer applicable to Seller's Turner Class C Stock, plus interest on such amount at the Agreed Rate from the Closing Date to the date of payment.

                          2.2.7   The Minimum Value and Maximum Value will be
subject to the following adjustments:

                          (a)     If from the date of this Agreement to the
Closing Date, Buyer (i) pays a dividend or makes a distribution on any outstanding shares of Buyer's capital stock in shares of Buyer Series A Common Stock, (ii) subdivides the then outstanding shares of Buyer Series A Common Stock into a greater number of shares of Buyer Series A Common Stock or (iii) combines the then outstanding shares of Buyer Series A Common Stock into a smaller number of shares of Buyer Series A Common Stock, then the Minimum Value and the Maximum Value then in effect will be adjusted by multiplying each by a fraction, the numerator of which is the number of shares of Buyer Series A Common Stock outstanding immediately before the event giving rise to such adjustment, and the denominator of which is the number of shares of Buyer Series A Common Stock outstanding immediately after such event.

                          (b)     If from the date of this Agreement to the
Closing Date, Buyer pays a dividend or makes a distribution on all outstanding shares of Buyer Series A Common Stock in the form of cash, securities (including warrants or other rights) or other assets (other than any cash dividend payable out of earnings or any dividend or distribution in the form of Buyer Series A Common Stock), then the Minimum Value and the Maximum Value then in effect will be adjusted by multiplying each by a fraction, the numerator of which is the Average Trading Price of Buyer Series A Common Stock on the record date of such dividend or distribution less the amount of cash or the fair market value on such record date (as reasonably determined by Buyer's Board of Directors) of the portion of the securities or other assets so to be distributed that is applicable to one share of Buyer Series A Common Stock, and the denominator of which is the Average Trading Price of Buyer Series A Common Stock on such record date.

                 2.3 Base Purchase Price Adjustments. The following adjustments to the Base Purchase Price will be applicable:

                          2.3.1   The Base Purchase Price will be decreased by
an amount equal to 50% of (a) the payments made or to be made to Paul W. Freas and William H. Mitchell pursuant to the Management Incentive Plan (including termination thereof as contemplated by SECTION 6.10) and (b) deferred compensation payable to Paul W. Freas by any of the Owned Entities.

                          2.3.2   The Base Purchase Price will be decreased by
an amount equal to the sum of (i) the Allocable Fixed Kentucky Property Tax Amount (to the extent determined prior to the Closing Date) and (ii) the lesser of (A) $850,000 and (B) the Allocable Storer Benefit Costs.

                          2.3.3   The Base Purchase Price will be decreased by
an amount equal to the Cash Flow Adjustment, if the Aggregate Allocable Cash Flow is less than $21,953,400. For purposes of determining this adjustment to the Base Purchase Price, the following definitions will apply:

                          (a)     "Aggregate Allocable Cash Flow," means the
sum of (a) 50% of the sum of TKR Cable's Operating Cash Flow and KRC/CCC's Operating Cash Flow plus (b) 15% of TKR II's Operating Cash Flow and TKR III's Operating Cash Flow, with such Operating Cash Flow in each case to be for the six-month period ending June 30, 1996.

                          (b)     "Cash Flow Adjustment" means an amount equal
to (i) $350 million minus (ii) the product of (A) $350 million times (B) a fraction, the numerator of which is equal to Aggregate Allocable Cash Flow, and the denominator of which is equal to $21,953,400.

                          (c)     "Operating Cash Flow,"  for the applicable
period, means the amount equal to (i) the consolidated Operating Income of TKR Cable, KRC/CCC, TKR II or TKR III, as applicable, plus (ii) depreciation, amortization and other non-cash charges for such period, to the extent deducted in determining such Operating Income. However, Operating Cash Flow and Operating Income for any period will be calculated (A) without giving effect (either on the revenue or expense calculations) to acquisitions of assets after January 1, 1996 and (B) after elimination of any management fees or overhead allocations collected or paid by any Owned Entity from or to any other Owned Entity. If it is determined prior to the determination of the Final Purchase Price that any rates charged to subscribers of the Business, at any time in the period for which Operating Cash Flow and Operating Income is calculated, were not allowable under rules and regulations promulgated by the FCC under the Communications Act, or any authoritative interpretation thereof, then Operating Cash Flow and Operating Income for such period will be adjusted to reflect the allowable rate for such time period. The following example illustrates the application of the immediately preceding sentence: in the event the FCC determines that $1,000,000 of rates charged during the one-year period from July 1, 1995 to June 30, 1996 to subscribers of TKR Cable, TKR II and/or TKR III were not permitted under the Communications Act, of which $450,000 was charged in 1995 and $550,000 was charged in 1996, then Operating Income and Operating Cash Flow for the 1996 period would be reduced by $550,000.

                          (d)     "Operating Income"  for the applicable
period, means consolidated operating income as determined in accordance with GAAP and in a manner consistent with the calculation of operating income as set forth in the Financial Statements of TKR Cable, KRC/CCC, TKR II or TKR III, as applicable (except as otherwise indicated in SECTION 2.3.3(C)).

                          2.3.4   Preliminary and final determinations of the
adjustments to the Base Purchase Price will be made as follows:

                          (a)     Not later than 10 days prior to the Closing,
Seller will cause to be delivered to Buyer a report (the "Preliminary Report"), prepared in good faith and on a reasonable basis, setting forth in reasonable detail the preliminary determination of the adjustments called for by SECTIONS 2.3.1, 2.3.2 AND 2.3.3 (the "Preliminary Adjustments"), estimated as of the Closing Date (or as of any other date agreed by Seller and Buyer), accompanied by appropriate documentation supporting such determination. The Base Purchase Price, as adjusted by the Preliminary Adjustments, will be referred to as the "Preliminary Purchase Price" and will be the basis for calculation of the Base Purchase Price to be paid to Seller and KRI at Closing. If Buyer has elected the option under SECTION 2.2.1, then one-third of the Preliminary Adjustments amount will be subtracted from each of: (i) the cash consideration, (ii) the Buyer Series A Common Stock to be delivered under
SECTION 2.2.1(A) and (iii) the Buyer Series A Common Stock to be delivered under SECTION 2.2.1(B). If Buyer has elected the option under SECTION 2.2.2, then 70% of the Preliminary Adjustments amount will be subtracted from the cash consideration, and 30% of the Preliminary Adjustments amount will be subtracted from the Buyer Series A Common Stock to be delivered under SECTION 2.2.2(B).

                          (b)     Within 90 days after the Closing, Buyer will
deliver to Seller a report (the "Final Report"), prepared in good faith and on a reasonable basis, setting forth in reasonable detail the final determination of the adjustments called for by SECTIONS 2.3.1, 2.3.2 and 2.3.3, accompanied by appropriate documentation supporting such determination including any document that was included with the Preliminary Report to the extent any change to the information included in such document has occurred or been determined.

                          (c)     Within 30 days after receipt of the Final
Report, Seller will give Buyer written notice of Seller's objections, if any, to the Final Report (except that the parties in any event will be bound by the determination of the Allocable Storer Benefit Costs pursuant to SECTION 6.14 for purposes of determining the adjustment under SECTION 2.3.2). If Seller does not give any such notice within that 30-day period, the determination of the adjustments set forth in the Final Report will be conclusive and binding on the parties. If Seller gives notice of any objection, Seller and Buyer will negotiate in good faith to resolve all issues in dispute for a period of 15 days following receipt of such notice of objection. If the parties resolve all disputed issues within such 15-day period, Buyer will promptly thereafter prepare and deliver to Seller a statement reflecting the final agreed upon determination of adjustments called for by SECTIONS 2.3.1, 2.3.2 AND 2.3.3. If at the end of such 15-day period, all disputed issues are not resolved, all issues remaining in dispute will be submitted for determination by a nationally recognized accounting firm selected by Buyer and Seller, which firm is not the principal independent accountant for Buyer, Seller or any Affiliate of Buyer or Seller, who will be directed to resolve the disputed issues regarding such adjustments within 30 days after submission to it and whose determination will be conclusive and binding on the parties. Seller and Buyer will bear equally the fees and expenses payable to such firm in connection with its determination. The Base Purchase Price, adjusted by the final adjustments determined pursuant to this Section, will be referred to as the "Final Purchase Price."

                          (d)     After the determination of the Final Purchase
Price, Seller will pay to Buyer the amount by which the Preliminary Purchase Price exceeds the Final Purchase Price, or Buyer will pay to Seller the amount by which the Final Purchase Price exceeds the Preliminary Purchase Price. Any payment required to be made by either party to the other pursuant to this paragraph will be paid in cash within three Business Days after the determination of the Final Purchase Price, by wire transfer, to the account designated by the receiving party.

                 2.4 Allocation of Consideration. The consideration payable by Buyer to Seller and KRI under this Agreement will be allocated as follows: (a) $71,257,892 will be allocated to the purchase of the KR Note; (b) $40 million will be allocated to the Noncompetition Agreement; and

(c) $8,667,000 will be allocated to the KRC/CCC Interest, $58,326,000 will be allocated to the TKR Partners Interest, $799,000 will be allocated to the NJFT Interest, $7,692,000 will be allocated to the subsidiaries owned by TKR Cable and the balance will be allocated to the assets owned directly by TKR Cable rather than any of its subsidiaries (the "TKR Cable Direct Assets"). The consideration allocated to the TKR Cable Direct Assets will be allocated among those assets as set forth in a schedule to be approved by Buyer and Seller not later than 180 days after the Closing Date (or April 1 of the year following the Closing Date if earlier) (provided that Buyer and Seller have agreed upon such allocation). Buyer and Seller agree to be bound by the allocation and will not take any position inconsistent with such allocation and will file all returns and reports with respect to the transactions contemplated by this Agreement, including all federal, state and local tax returns, on the basis of such allocation. Unless otherwise agreed by the parties, the portions of the Preliminary Purchase Price and Final Purchase Price payable to each Seller, other than KRC, and KRI will be payable in cash, with all non-cash consideration called for in this Agreement to be delivered to KRC (along with any balance of the cash payable by Buyer).

SECTION 3. LIABILITIES ASSUMED. On the Closing Date, subject to the terms and conditions set forth in this Agreement, Seller will assign to Buyer, and Buyer will assume from Seller, all of the liabilities and obligations of each Seller as general partner of KRC/CCC, TKR Cable, TKR Partners and NJFT and under the partnership agreements listed on SCHEDULE 3, other than liabilities and obligations of NJFT arising prior to the Closing, and liabilities or obligations of the Owned Entities other than NJFT related to (A) Taxes (other than property taxes for 1995 with respect to property of the Owned Entities in Kentucky and Taxes reflected in the Financial Statements or accrued with respect to such Owned Entities in the ordinary course of business after December 31, 1995), (B) payments with the Register of Copyrights, (C) amounts relating to compliance with Environmental Laws, (D) franchise fees, and (E) any rate refund ordered by any Governmental Authority, in each case, arising prior to the Closing (collectively, the "Assumed Liabilities"). Buyer's assumption of the Assumed Liabilities will be evidenced by the Assignment, Assumption and Bill of Sale in the form of EXHIBIT A.

SECTION 4.       REPRESENTATIONS AND WARRANTIES OF SELLER.

                 To induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer, as follows:

                 4.1 Organization and Qualification. KRC, KRC-SNJ, KRC-NJFT and KRIC each is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own and use the Assets as they are currently owned and used.

                 4.2 Authority and Validity. KRC, KRC-SNJ, KRC-NJFT and KRIC each has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and all other documents and instruments to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents"). The execution and delivery by KRC,

KRC-SNJ, KRC-NJFT and KRIC of, the performance by each of its obligations under, and the consummation by each of the transactions contemplated by, this Agreement and the Transaction Documents have been duly and validly authorized by all necessary action by or on behalf of KRC, KRC-SNJ, KRC-NJFT and KRIC. This Agreement is, and when executed and delivered by KRC, KRC-SNJ, KRC-NJFT and KRIC the Transaction Documents will be, the valid and binding obligations of KRC, KRC-SNJ, KRC-NJFT and KRIC, as the case may be, enforceable against each in accordance with their terms, except insofar as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

                 4.3 No Breach or Violation. Except for consents required under the partnership agreements listed on SCHEDULE 4.3 and subject to obtaining the Required Consents referred to in SECTIONS 8.2.4, 8.2.5 and 8.2.6, the execution, delivery and performance of this Agreement and the Transaction Documents by Seller will not: (a) violate any provision of the charter or bylaws of KRC, KRC-SNJ, KRC-NJFT or KRIC; (b) violate any Legal Requirement;
(c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or (d) (i) violate or result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time, or election of other Persons, or any combination thereof), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of KRC, KRC-SNJ, KRC-NJFT or KRIC under any instrument or other agreement to which any Seller is a party, except for purposes of clauses (b), (c) and (d), such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, accelerations and failures to obtain consents, approvals or authorizations as would not, individually or in the aggregate, have a material adverse effect on the Business or on the ability of each Seller to perform its obligations under this Agreement or the Transaction Documents, or (e) result in the creation or imposition of any Encumbrance (other than the Restrictions) on any of the Assets.

                 4.4 Title. Seller has exclusive and good title, beneficially, legally and of record, to the Assets, free and clear of all Encumbrances, except the Restrictions.

                 4.5 Governmental Permits. To Seller's Knowledge, as of the date of this Agreement, (a) the material Governmental Permits are currently in full force and effect and are not in default, and (b) there is no legal action, governmental proceeding or investigation, pending or threatened, to terminate, suspend or modify any material Governmental Permit.

                 4.6 KR Note. KRIC is the owner of all the legal and beneficial right, title and interest in, to and under the KR Note, free and clear of any Encumbrance other than applicable registration requirements under federal and state securities laws (except that a third-party consent is required for transfer of the KR Note pursuant to this Agreement, as described in SCHEDULE 8.2.6). No payment of principal on the KR Note has been made to or for the benefit of KRIC, and the outstanding principal amount of the KR Note is $71,257,892.

                 4.7      Environmental Matters.

                          4.7.1   To Seller's Knowledge, as of the date of this
Agreement, the Real Property currently complies with and has previously been operated in compliance with, all Environmental Laws. To Seller's Knowledge, as of the date of this Agreement, no claim or investigation based on Environmental Laws which relates to any Real Property or any operations on it (a) has been asserted or conducted in the past or is currently pending against or with respect to Seller or, to Seller's Knowledge, any other Person, or (b) to Seller's Knowledge, is threatened or contemplated.

                          4.7.2   Except as specified in the following
sentence, to Seller's Knowledge, as of the date of this Agreement, Seller has provided Buyer with complete and correct copies of (a) all studies, reports, surveys or other materials in Seller's possession as of the date of this Agreement or to which Seller has access as of the date of this Agreement relating to the presence or alleged presence of Hazardous Substances at, on or affecting the Real Property, (b) all notices or other materials in Seller's possession as of the date of this Agreement or to which Seller has access as of the date of this Agreement that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the Real Property or activities at the Real Property and (c) all materials in Seller's possession as of the date of this Agreement or to which Seller has access as of the date of this Agreement relating to any claim, allegation or action by any Person other than a Governmental Authority under any Environmental Law. Seller need not provide Buyer with any of the items described in clauses (a), (b) or (c) of the preceding sentence that are in the possession of any of the Owned Entities.

                 4.8 Compliance with Law. To Seller's Knowledge, as of the date of this Agreement, the ownership, leasing and use of the assets of the Business as currently owned, leased and used do not violate or infringe any Legal Requirement, which violation, individually or in the aggregate, would have a material adverse effect on the Business. To Seller's Knowledge, as of the date of this Agreement, Seller has received no notice (other than a notice also received by or previously disclosed to Buyer or its Affiliates) claiming a material violation by Seller or the Business of any Legal Requirement applicable to the Business.

                 4.9      Taxes.

                          4.9.1   Seller and, to Seller's Knowledge, as of the
date of this Agreement, each Owned Entity has filed or will file when due all material tax returns, information returns, reports and statements for all years and all periods (and portions thereof) ending on or before the Closing Date, with respect to all federal, state and local income, franchise, sales, withholding, excise, real and personal property and other taxes, similar assessments, and any related penalties or interest (collectively "Taxes"). To Seller's Knowledge, as of the date of this Agreement, all such returns, reports and statements were or will be prepared in all material respects in the manner required by applicable Legal Requirements, and reflect or will reflect the liability for Taxes of such

Person in all material respects and all Taxes shown thereby to be payable and all assessments received by such Person have been paid or will be paid when due.

                          4.9.2   To Seller's Knowledge, as of the date of this
Agreement, except as disclosed in SCHEDULE 4.9.2, there are no material claims or investigations by any taxing authority pending or threatened for any past due Taxes payable by Seller or any Owned Entity and there has been no waiver of any applicable statute of limitations or extension of time for the assessment of any material Taxes payable by any Owned Entity.

                          4.9.3   Except for the Standstill, Indemnification
and Contribution Agreement, as amended at Closing in accordance with this Agreement, there are no tax sharing, tax allocation or similar agreements executed between any Owned Entity and Seller or between any Owned Entity and any other member of Seller's consolidated group that relate to any payments or liability therefor by or to any Owned Entity with respect to Taxes.

                 4.10 Financial Statements. To Seller's Knowledge, as of the date of this Agreement, the Unaudited Financial Statements were prepared in accordance with generally accepted accounting principles in the United States (except as may be indicated in the notes thereto) and present fairly the consolidated financial position, results of operations and cash flows of the applicable Persons as of the dates and for the periods indicated. To Seller's Knowledge, as of the date of this Agreement, except as disclosed on SCHEDULE
4.10 from the date of the Unaudited Financial Statements to the date of this Agreement, there has been no material adverse change in the business or financial condition of the Business taken as a whole (except for material adverse changes due to general economic conditions or Cable Industry Conditions).

                 4.11 Legal Proceedings. To Seller's Knowledge, as of the date of this Agreement, except as set forth on SCHEDULE 4.10 or SCHEDULE 4.11, there is no material judgment or order outstanding, or any material action, claim, suit, proceeding, arbitration, investigation, hearing by or before any Governmental Authority or any private arbitrator pending or threatened against or involving or affecting any of the Owned Entities or all or any part of the Business, except those with respect to which Buyer or the applicable Owned Entities have received notice prior to the date of this Agreement.

                 4.12     Employee Benefits.

                          4.12.1  Each bonus plan, stock option plan, deferred
compensation plan and employee benefit plan as defined in Section 3(3) of ERISA, maintained by or on behalf of any Owned Entity or by any ERISA Affiliate (including any plans which are "multiemployer plans" under Section 3(37)(A) of ERISA ("Multiemployer Plans")) and any defined benefit pension plan (as defined in Section 3(35) of ERISA) terminated by any Owned Entity or any ERISA Affiliate within the five plan years ending immediately before the Closing Date which covers or covered any employee of any Owned Entity or any ERISA Affiliate or any predecessor of any Owned Entity or any ERISA Affiliate are collectively referred to herein as the "Plans" and individually as a "Plan".

                          4.12.2  Except as set forth on SCHEDULE 4.12.2, with
respect to each Plan, to Seller's Knowledge, as of the date of this Agreement:
(a) each Plan has been administered in all material respects in compliance with, and has been restated or amended (except for amendments not yet required by law to be made) so as to comply in all material respects with, all applicable requirements of law including all applicable requirements of ERISA, the Code and regulations promulgated thereunder by the Internal Revenue Service and the United States Department of Labor and (b) no Plan is funded through a welfare benefit fund within the meaning of Section 419 of the Code.

                 4.13     Finders and Brokers.   Seller has not employed any
financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Buyer could be liable.

                 4.14 Investment Intent. KRC represents and warrants to Buyer that: (a) KRC is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"); (b) KRC is acquiring the Buyer Series A Common Stock, if any, delivered to it pursuant to this Agreement for its own account for investment only and without a view to the distribution thereof except in a transaction permitted under the following clause (c); and (c) KRC will not sell or otherwise dispose of such Buyer Series A Common Stock, except in a transaction registered or qualified under the Securities Act and applicable state securities laws or unless an exemption from those requirements is available.

SECTION 5.       BUYER'S REPRESENTATIONS AND WARRANTIES.

                 To induce Seller to enter into this Agreement, Buyer represents and warrants to Seller as follows:

                 5.1 Organization and Qualification. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted.

                 5.2 Authority and Validity. Buyer has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents. The execution and delivery by Buyer of, the performance by Buyer of its obligations under, and the consummation by Buyer of the transactions contemplated by, this Agreement and the Transaction Documents have been duly authorized by all necessary action by or on behalf of Buyer. This Agreement is and when executed and delivered by Buyer, the Transaction Documents will be, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except insofar as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

                 5.3 No Breach or Violation. Subject to obtaining the Required Consents referred to in SECTIONS 8.2.4, 8.2.5 and 8.2.6 and the consents required under the partnership agreements listed on SCHEDULE 4.3, the execution, delivery and performance of this Agreement and the Transaction Documents by Buyer will not: (a) violate any provision of the charter or bylaws of Buyer; (b) violate any Legal Requirement; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or
(d) (i) violate or result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time or elections of any Person or any combination thereof), (ii) permit or result in the termination, suspension, modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Buyer under any instrument or other agreement to which Buyer is a party, or (iv) result in the creation or imposition of any Encumbrance on any of Buyer's assets, except for purposes of clauses (b), (c) and (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, accelerations, failures to obtain consents, approvals or authorizations and imposition of Encumbrances as would not, individually or in the aggregate, have a material adverse effect on Buyer or on the ability of Buyer to perform its obligations under this Agreement or the Transaction Documents.

                 5.4      Finders and Brokers.   Buyer has not employed any
financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Seller could be liable.

                 5.5 Capitalization. As of the date of this Agreement, the authorized capital stock of Buyer consists of (a) 1,750,000,000 shares of Buyer Series A Common Stock, (b) 150,000,000 shares of Tele-Communications,
Inc. Series B TCI Group Common Stock, (c) 750,000,000 shares of Tele-Communications, Inc. Series A Liberty Media Group Common Stock, (d) 75,000,000 shares of Tele-Communications, Inc. Series B Liberty Media Group Common Stock, (e) 700,000 shares of Class A Preferred Stock, (f) 1,675,096 shares of Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock and (g) 50,000,000 shares of Series Preferred Stock. As of January 31, 1996, the following number of such shares were issued and outstanding: (i)
672,217,009 shares of Buyer Series A Common Stock, (ii) 84,685,554 shares of Tele-Communications, Inc. Series B TCI Group Common Stock, (iii) 142,896,264 shares of Tele-Communications, Inc. Series A Liberty Media Group Common Stock,
(iv) 21,196,868 shares of Tele-Communications, Inc. Series B Liberty Media
Group Common Stock, (v) 0 shares of Class A Preferred Stock, (vi) 1,675,096 shares of Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock and (vii) 15,865,889 shares of Series Preferred Stock. The shares of Buyer Series A Common Stock to be issued pursuant to this Agreement, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights or, assuming the accuracy of KRC's representations and warranties in SECTION 4.14 of this Agreement, of any securities law or any exchange or NASDAQ rule or policy. Upon consummation of the Closing, KRC will acquire good and marketable title to the applicable number of shares delivered to KRC at Closing of Buyer Series A Common Stock, Turner Class B Stock, Turner Class C Stock and/or Time Warner Common Stock, free and clear of all Encumbrances, other than restrictions imposed by applicable registration requirements under federal and state securities laws and except, with respect to Turner Class C Stock, as described in SCHEDULE 5.5.

                 5.6 Financial Statements. The audited consolidated financial statements of Buyer and its consolidated subsidiaries included in or incorporated by reference into Buyer's Annual Report on Form 10-K for its fiscal year ended December 31, 1995 (including the Exhibits thereto, the "Buyer 10-K") (including any related notes and schedules) have been prepared in accordance with generally accepted accounting principles of the United States (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended.

                 5.7 Absence of Material Adverse Change. Except as disclosed in the Buyer Reports which have been delivered to Seller prior to the date of this Agreement or as disclosed on SCHEDULE 5.7, since December 31, 1995, there has been no material adverse change in the business or financial condition of Buyer and its consolidated subsidiaries, taken as a whole (except for material adverse changes due to general economic conditions or Cable Industry Conditions) or Buyer's ability to perform its obligations hereunder and under the Transaction Documents.

                 5.8      SEC Reports:  Disclosure.   Buyer previously has
furnished to Sellers a true and complete copy of the following filed by Buyer or TCI Communications, Inc. with the SEC prior to the date of this Agreement and since December 31, 1995:

                          (a)     each definitive proxy statement, and

                          (b)     each Form 10-K or 10-Q and 8-K,

all of the foregoing being referred to collectively as the "Buyer Reports." As of their respective dates, the Buyer Reports complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder applicable to the Buyer and, as of their respective dates, except as the same may have been corrected, updated or superseded by means of a subsequent SEC filing, no Buyer Report contained any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 5.9 Turner and Time Warner Stock. With respect to any Turner Class B Stock or Time Warner Common Stock delivered to KRC as consideration for the sale of the Assets, KRC may resell such stock upon Closing without registration or other restriction upon immediate resale by KRC under applicable federal or state securities laws.

                 5.10 Investment Intent. Buyer represents and warrants to KRIC that (a) Buyer is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act and (b) Buyer is acquiring the KR Note for its own account for investment only and without a view to the distribution thereof except in a transaction registered or qualified under the Securities Act and applicable state securities laws or unless an exemption from those requirements is available.

SECTION 6.       ADDITIONAL COVENANTS.

                 6.1 Access to Premises and Records. Between the date of this Agreement and the Closing Date, Seller will not interfere with the availability to Buyer and its counsel, accountants and other representatives of full access during normal business hours to all the premises, assets, books, records and personnel of the Business and Seller will furnish to Buyer and such representatives all such documents, financial information and other information regarding the Business and the Assets in Seller's possession as Buyer from time to time reasonably may request. No such investigation will affect or create any waiver of any of the representations, warranties, covenants and indemnities in this Agreement and any Transaction Document.

                 6.2 Continuity and Maintenance of Operations. Except as Buyer and Seller may otherwise agree in writing, until the Closing, neither Buyer nor Seller will take or refrain from any action the effect of which would be inconsistent with the conduct of the Business in the usual, regular and ordinary course consistent with past practices and in accordance with the 1996 Budgets.

                 6.3 Required Consents. Seller will deliver copies of the Required Consents promptly after they are obtained. Buyer will cooperate with Seller to obtain the Required Consents, but neither Buyer, any Owned Entity nor Seller will be required to agree to any changes or the imposition of any condition to the transfers contemplated by this Agreement, under any contract or Governmental Permit as a condition to obtaining any Required Consent.

                 6.4 HSR Notification. As soon as practicable after the execution of this Agreement, and in any event within 15 Business Days after the date of this Agreement, Seller and Buyer each will complete and file, or cause to be completed and filed, any notification and report required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); and each such filing will request early termination of the waiting period imposed by the HSR Act. The parties will use commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. The parties will use respective commercially reasonable efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters.

                 6.5 No Shopping. None of Seller, its Affiliates, or any officer, director, employee, agent or representative of any of them will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement, directly or indirectly (a) solicit or initiate the submission of proposals or offers from any Person for, (b) participate in any discussions pertaining to or (c) furnish any information to any Person other than Buyer relating to, any direct or indirect evaluation, acquisition or purchase of all or any portion of the Assets or Seller.

                 6.6 Notification of Certain Matters. Each party to this Agreement will give notice to the others promptly upon such party becoming aware of any fact, circumstance, event or action by it or otherwise (a) which, if known at the date of this Agreement, would have been required to be disclosed by it in or pursuant to this Agreement or (b) the existence, occurrence or taking of which would result in any of such party's representations or warranties under this Agreement or any Transaction Document not being true, complete and correct in all material respects when made or at the Closing, and, with respect to clause (b) use commercially reasonable efforts to remedy the same.

                 6.7 Transfer Taxes. Seller and Buyer each will pay one-half of any state or local sales, use or transfer taxes or fees or any other charge (including filing fees) imposed by any Governmental Authority arising from or payable by reason of the transfer of any of the Assets pursuant to this Agreement.

                 6.8 Employee Matters. Except as contemplated in the 1996 Budgets, Seller will not permit, to the extent it has the power to do so, without the prior written consent of Buyer, any change in the compensation or benefits of any employees of the Business.

                 6.9 Franchise Renewals. Prior to Closing, Seller and Buyer will use commercially reasonable efforts to cause any renewals of the Owned Entities' cable television franchises that are scheduled to expire prior to the Closing Date to be renewed on terms reasonably satisfactory to Buyer.

                 6.10 Management Incentive Plan. Prior to Closing Seller and Buyer will cause TKR Cable and TKR Partners to terminate the Management Incentive Plan, with each of the management participants in the Management Incentive Plan to be paid in full the vested amounts owed to him, the calculation of which amounts, on a preliminary basis, is as set forth in
SCHEDULE 6.10.

                 6.11 Guaranty. At Closing, Seller will cause KRI to sign and deliver to Buyer, the Guaranty in the form of EXHIBIT C.

                 6.12 Noncompetition Agreement. At Closing, Seller will cause Knight-Ridder, Inc. to, sign and deliver to Buyer, a Noncompetition Agreement in the form of EXHIBIT D.

                 6.13 Amendment to Standstill, Indemnification and Contribution Agreement. At Closing, KRC and Buyer will and Buyer will cause TCI TKR, Inc. and TCI TKR Limited Partnership to sign and deliver the Amendment No. 1 to Standstill, Indemnification and Contribution Agreement in the form attached as EXHIBIT E.

                 6.14 Valuation of Storer Benefit Costs. As soon as practicable, the parties will direct Towers, Perrin, Forester & Crosby to prepare a written valuation of the Allocable Storer Benefit Costs, based on the actuarial and other assumptions to be mutually agreed to by the parties and set forth on SCHEDULE 6.14 to be attached hereto within 15 Business Days after the date of this Agreement, with costs of such valuation to be borne equally by Seller and Buyer. The written valuation will be conclusive and binding on the parties for purposes of determining the adjustments provided in SECTION 2.3.2 for purposes of the Preliminary Purchase Price and the Final Purchase Price.

                 6.15 Use of Business Name. Buyer and its Affiliates will be entitled to continue to use the initials "TKR" and all names under which the Business is operated and all derivations and abbreviations of such names and related marks, and Seller will not have any rights with respect to such names or marks from and after Closing. Notwithstanding the preceding, Buyer and its Affiliates will not be entitled to use Seller's names or the initials "KRC" or "KR," and any use of the initials "KRC" or "KR" will cease within 90 days after Closing, provided that this sentence will in no way limit the use of the name or initials "TKR" by Buyer and its Affiliates after Closing.

                 6.16 KR Note. Seller and Buyer will not permit any prepayment of principal to be made on the KR Note prior to Closing.

                 6.17 Schedules. Any information disclosed in any Schedule to this Agreement will be deemed fully disclosed for the purposes of all applicable sections of this Agreement. Neither the specification (directly or indirectly by reference to a defined term) of any dollar amount in the representations and warranties set forth in SECTION 4 or 5 or the indemnification provisions of SECTION 10 nor the inclusion of any items in any Schedule will be deemed to constitute an admission by Seller or Buyer, or otherwise imply, that any such amount or such items so included are material for the purposes of this Agreement. The inclusion of, or reference to, any item within any Schedule does not constitute an admission by either Seller or Buyer that such item meets any or all of the criteria set forth in this Agreement for inclusion in any such Schedule.

                 6.18 Satisfaction of Conditions. Each party will use commercially reasonable efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement, as set forth in SECTION 8, provided that Buyer will not be required to agree to any increase in the amount payable with respect to, or any modification that makes more burdensome, the conduct of the Business.

                 6.19 Confidentiality and Press Releases. Except as required by any Legal Requirement, neither party will issue any press release or make any other public announcement regarding this Agreement or the transactions contemplated hereby without the consent of the other party. Each party will hold, and will cause its employees, consultants, advisors and agents to hold, in confidence, the terms of this Agreement and any non-public information concerning the other party obtained pursuant to this Agreement. Notwithstanding the preceding provisions, a party may disclose such information to the extent it has become publicly disclosed or has rightfully come into the possession of such party (other than from the other party) or to the extent such party may be compelled by Legal Requirements or stock exchanges, rules or policies to disclose any of such information, but the party proposing to disclose such information will first notify and consult with the other party concerning the proposed disclosure, to the extent reasonably feasible. Each party also may disclose such information to employees, consultants, advisors, agents and actual or potential lenders whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement, and such disclosing party will be liable to the other for any breach by such Persons to whom the disclosing party provided confidential information, of the confidentiality provisions in this Section. Each party's obligation to hold information in confidence will be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information.

SECTION 7.       CLOSING.

                 The Closing will be held on a date specified by Buyer (upon five Business Days' prior notice to Seller) that is within 15 days after all conditions to the Closing contained in this Agreement (other than those based on acts to be performed at the Closing) have been satisfied or waived. The Closing will be held at 10:00 a.m. local time at Buyer's office located at 5619 DTC Parkway, Englewood, Colorado 80111, or at such place and time as Buyer and Seller may agree.

SECTION 8.       CONDITIONS TO CLOSING.

                 8.1 Conditions to the Obligations of Buyer and Seller. The obligations of each party to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver, to the extent permitted by applicable Legal Requirements, at or prior to the Closing Date, of each of the following conditions:

                          8.1.1   All filings required under the HSR Act have
been made and the applicable waiting period has expired or been earlier terminated without the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement (except any such litigation or threat of litigation subsequently withdrawn by the Governmental Authority).

                          8.1.2   No Legal Requirement has been enacted,
promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority and no order, stay, judgment or decree has been issued by any court and remains in effect, which would (a) prohibit Buyer's direct or indirect ownership or operation of all or a material portion of the Assets, (b) compel Buyer to dispose of or hold separate all or a material portion of the Assets as a result of any of the transactions contemplated by this Agreement, (c) materially impair the ability of Buyer to realize the benefits of the transactions contemplated by this Agreement or have a material adverse effect on the right of Buyer to exercise full rights of ownership of the Business or the Assets or (d) prohibit or restrain the consummation of the transactions contemplated by this Agreement in any material respect.

                 8.2 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver, to the extent permitted by applicable Legal Requirements, at or prior to the Closing Date, of each of the following conditions:

                          8.2.1   All representations and warranties of Seller
contained in this Agreement are, if specifically qualified by materiality, true in all respects and, if not so qualified, are true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except to the extent a different date is specified therein, in which case such representation and warranty will be true as of such date).

                          8.2.2   Seller in all material respects has performed
and complied with each obligation, agreement and covenant required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

                          8.2.3   Seller has executed (or caused to be
executed) and delivered to Buyer each of the following items:

                                 (a)      an Assignment, Assumption and Bill of
Sale in the form attached as EXHIBIT A;

                                  (b)      the original KR Note, endorsed in a
manner sufficient to make it payable to the order of Buyer or its designee;

                                  (c)      a Guaranty signed by KRI in the form
attached as EXHIBIT C;

                                   (d)      a Noncompetition Agreement signed by
KRI in the form attached as EXHIBIT D;

                                  (e)      Amendment No. 1 to Standstill,
Indemnification and Contribution Agreement in the form of EXHIBIT E; and

                                  (f)      such other transfer instruments as
Buyer may reasonably deem necessary or advisable to transfer the Assets to Buyer and to perfect Buyer's rights in the Assets.

                          8.2.4   The aggregate number of Basic Subscribers in
those Franchise Areas that are Transferable Franchise Areas are at least 90% of the aggregate number of Basic Subscribers in all Franchise Areas. For purposes of this SECTION 8.2.4 and SECTION 8.2.5:

                                  (a)      The number of Basic Subscribers in a
Franchise Area will be the number of Basic Subscribers set forth under the heading "Basic Subscribers" next to the name of such Franchise Area on SCHEDULE
8.2.4 (regardless of any change in the number of subscribers in such Franchise Area between the date of this Agreement and the Closing Date) and the aggregate number of Basic Subscribers in all Franchise Areas will be the total number of Basic Subscribers for all Franchise Areas as set forth on SCHEDULE 8.2.4 (regardless of any change in the aggregate number of subscribers between the date of this Agreement and the Closing Date);

                                  (b)      "Franchise" means any governmental
franchise or similar authorization (other than any license issued by the FCC or any municipal business licenses) pursuant to which an Owned Entity is authorized to provide cable television service.

                                  (c)      "Franchise Area" means any of the
geographic areas in which an Owned Entity is authorized to provide cable television service pursuant to a Franchise or any geographic area in which an Owned Entity provides cable television service in which a Franchise is not required pursuant to applicable law.

                                  (d)      A "Transferable Franchise Area"
means any Franchise Area with respect to which (i) any authorization, consent, order, or approval of any governmental authority necessary with respect to the Franchise for such Franchise Area in connection with the consummation of the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Buyer, has been obtained and is in full force and effect as of the Closing Date, and the right of any governmental authority to acquire the system serving any Franchise Area has been waived; or (ii) no authorization, consent, order, approval or waiver of any governmental authority is necessary with respect to the Franchise for such Franchise Area in connection with the consummation of the transactions contemplated by this Agreement; or (iii) no Franchise is required for the provision of cable television service in the Franchise Area;

                          8.2.5   Each of the Franchise Areas designated on
SCHEDULE 8.2.5 is a Transferable Franchise Area (as defined in SECTION 8.2.5);

                          8.2.6   Those Required Consents described on SCHEDULE
8.2.6 have been obtained in form and substance reasonably satisfactory to Buyer and are in full force and effect.

                          8.2.7   Except as disclosed on SCHEDULE 4.10, since
December 31, 1995, there has occurred no material adverse change in the business or financial condition of the Business taken as a whole (except for material adverse changes due to general economic conditions or Cable Industry Conditions), and there has occurred no material adverse change in Seller's ability to perform its obligations hereunder and under the Transaction Documents.

                          8.2.8   Seller has delivered releases, in form
satisfactory to Buyer, of all Encumbrances (other than the Restrictions), if any, affecting any of the Assets.

                          8.2.9   Seller has delivered to Buyer:  (a) a
certificate, dated the Closing Date, signed by a vice president of each Seller, stating that to his/her knowledge, the conditions set forth in SECTIONS 8.2.1 and 8.2.2 are satisfied; and (b) such other documents as Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

                 8.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver by Seller, to the extent permitted by applicable law, at or prior to the Closing Date, of each of the following conditions:

                          8.3.1   Buyer has delivered the consideration
required to be delivered in accordance with SECTION 2.2.

                          8.3.2   All representations and warranties of Buyer
contained in this Agreement are, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, are true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except to the extent a different date is specified therein, in which case such representation and warranty will be true as of such date).

                          8.3.3   Buyer in all material respects has performed
and complied with each obligation, agreement and covenant required by this Agreement and the Registration Rights Agreement to be performed or complied with by Buyer at or prior to the Closing.

                          8.3.4   Buyer has executed and delivered to Seller an
Assignment, Assumption and Bill of Sale in the form attached as EXHIBIT A.

                          8.3.5   The registration statement contemplated by
the Registration Rights Agreement with respect to KRC's resale of any Buyer Series A Common Stock delivered pursuant to SECTION 2.2.1(A) or 2.2.2(B), as applicable, has become effective under the Securities Act, and is not the subject of any stop order or proceedings seeking a stop order and no such proceedings or order have been threatened (except any such threat subsequently withdrawn).

                          8.3.6   Any Buyer Series A Common Stock delivered
pursuant to SECTION 2.2.1(A) or 2.2.2(B), as applicable, or Turner Class B Stock or Time Warner Common Stock delivered pursuant to SECTION 2.2.1 or 2.2.2, as applicable, has been listed on the principal exchange or exchanges or qualified for trading in the principal over-the- counter market on which the Buyer Series A Common Stock, Turner Class B Stock or Time Warner Common Stock, as applicable, is then listed or traded.

                          8.3.7   Buyer has delivered to Seller the following:
(a) a certificate, dated the Closing Date, signed by a vice president of Buyer, stating that to his or her knowledge, the conditions set forth in SECTIONS
8.3.2 and 8.3.3, are satisfied; and (b) such other documents as Seller may reasonably request in connection with the transactions contemplated by this Agreement.

                 8.4 Waiver of Conditions. Any party may waive in writing any or all of the conditions to its obligations under this Agreement.

SECTION 9.       TERMINATION.

                 9.1 Termination Events. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

                          (a) by the mutual written consent of Buyer and Seller;
or

                          (b) by either Buyer or Seller, so long as the
terminating party is not in default under this Agreement in any material respect, if the transactions contemplated by this Agreement to take place at the Closing have not been consummated by December 31, 1996, for any reason.

                 9.2 Liabilities in Event of Termination. Upon termination of this Agreement pursuant to SECTION 9.1, except as provided in the following sentence: (a) this Agreement will automatically become null and void, except the provisions of SECTION 6.19 which will continue in effect (unless this Agreement has previously been filed with the SEC) until such time as this Agreement is filed with the SEC, and (b) such termination will be the sole remedy with respect to any breach of this Agreement. Notwithstanding the preceding sentence, neither the Buyer nor Seller will be relieved of liability for any willful breach of any material covenant or agreement in this Agreement.

                 9.3 Procedure Upon Termination. In the event of the termination of this Agreement by Buyer or Seller pursuant to this SECTION 9, notice of such termination will promptly be given by the terminating party to the other.

SECTION 10.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

                 10.1 Survival of Representations and Warranties. The representations and warranties of Seller in this Agreement and in the documents and instruments to be delivered by Seller pursuant to this Agreement will survive until the second anniversary of the Closing Date, except that the representations and warranties contained in SECTIONS 4.4 and 4.6 will survive the Closing and the delivery of conveyance documents and will continue in full force and effect without limitation. The representations and warranties of Buyer in this Agreement and in the documents and instruments to be delivered by Buyer pursuant to this Agreement will survive until the second anniversary of the Closing Date, except that representations and warranties contained in
SECTION 5.9 will survive until the earlier of the third anniversary of the Closing Date or the end of the holding period set forth in Section (k) of Rule 144 promulgated under the Securities Act then in effect and the representations and warranties contained in the third and fourth sentences of SECTION 5.5 will survive the Closing and the delivery of conveyance documents and will continue in full force and effect without limitation. The periods of survival of the representations and warranties prescribed by this SECTION 10.1 are referred to as the "Survival Period." The liabilities of the parties under their respective representations and warranties will expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any representation or warranty, the breach of which has been asserted, in good faith, either by Buyer in a written notice to Seller, or by Seller in a written notice to Buyer, in each case before such expiration indicating that facts or conditions exist that, with the passage of time or otherwise, can reasonably be expected to result in a breach (and describing such potential breach in reasonable detail). The covenants and agreements of the parties in this Agreement and in the other documents and instruments to be delivered by Seller or Buyer pursuant to this Agreement will survive the Closing and will continue in full force and effect without limitation.

                 10.2 Indemnification by Seller. Seller will indemnify, defend and hold harmless Buyer and its shareholders and its and their respective Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons, from and against:

                          (a)     all losses, damages, liabilities,
deficiencies or obligations of or to Buyer or any such other indemnified Person resulting from or arising out of (i) any breach of any representation or warranty made by Seller in this Agreement (provided that with respect to a breach of representation or warranty concerning any Owned Entity, such indemnification will be for that percentage of the aggregate losses, damages, liabilities, deficiencies or obligations (as determined with respect to the Owned Entity as a whole) equal to Seller's direct or indirect ownership share in the applicable Owned Entity prior to Closing, (ii) any breach of any covenant, agreement or obligation of Seller contained in this Agreement or the Transaction Documents,
(iii) any of the following obligations payable by or on behalf of any Owned Entity other than NJFT to the extent arising with respect to any period prior to the Closing (with such indemnification to be for that percentage of the total obligation payable by or on behalf of such Owned Entity equal to Seller's direct or indirect ownership share in the applicable Owned Entity prior to Closing): (A) Taxes (other than property taxes for 1995 with respect to property in Kentucky and Taxes reflected in the Financial Statements or accrued with respect to the Owned Entities in the ordinary course of business after December 31, 1995), (B) payments with the Register of Copyrights, (C) amounts relating to compliance with Environmental Laws, (D) franchise fees, and (E) any rate refund ordered by any Governmental Authority or (iv) any obligations payable by or on behalf of NJFT to the extent arising with respect to any period prior to Closing (other than obligations and liabilities reflected in the Financial Statements or accrued with respect to NJFT in the ordinary course of business after December 31, 1995) (with such indemnification to be for that percentage of the total obligation payable by or on behalf of NJFT equal to Seller's direct or indirect ownership share in NJFT prior to Closing); and

                          (b)     all claims, actions, suits, proceedings,
demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

In the event that an indemnified item arises under both clause (a)(i) and under one or more of clauses (a)(ii) through (a)(iv) of this SECTION 10.2, Buyer's rights to pursue its claim under clauses (a)(ii) through (a)(iv), as applicable, will exist notwithstanding the expiration of the Survival Period applicable to such claim under clause (a)(i).

                 10.3 Indemnification by Buyer. Buyer will indemnify, defend and hold harmless Seller and its shareholders and their respective Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any such Persons, from and against:

                          (a)     all losses, damages, liabilities,
deficiencies or obligations of or to Seller or any such other indemnified Person resulting from or arising out of (i) any breach of any representation or warranty made by Buyer in this Agreement, (ii) the breach of any covenant, agreement or obligation of Buyer contained in this Agreement or the Transaction Documents, (iii) the failure of Buyer to perform any of its obligations with respect to the Assumed Liabilities, (iv) any of the following obligations payable by or on behalf of any Owned Entity other than NJFT to the extent arising with respect to any period prior to the Closing (with such indemnification to be for that percentage of the total obligation payable by or on behalf of such Owned Entity equal to Buyer's direct or indirect ownership share in the applicable Owned Entity prior to Closing): (A) Taxes (other than the Allocable Fixed Kentucky Property Tax Amount and Taxes in excess of the amounts reflected in the Financial Statements or accrued with respect to the Owned Entities in the ordinary course of business after December 31, 1995), (B) payments with the Register of Copyrights, (C) amounts relating to compliance with Environmental Laws, (D) franchise fees, and (E) any rate refund ordered by any Governmental Authority or (v) any obligations and liabilities payable by or on behalf of NJFT to the extent arising with respect to any period prior to Closing (with such indemnification to be for that percentage of the total obligation payable by or on behalf of such Owned Entity equal to Buyer's direct or indirect ownership share in the applicable Owned Entity prior to Closing); and

                          (b)     all claims, actions, suits, proceedings,
demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

In the event that an indemnified item arises under both clause (a)(i) and under one or more of clauses (a)(ii) through (a)(v) of this SECTION 10.3, Seller's rights to pursue its claim under clauses (a)(ii) through (a)(v), as applicable, will exist notwithstanding the expiration of the Survival Period applicable to such claim under clause (a)(i).

                 10.4 Third Party Claims. The party seeking indemnification pursuant to this SECTION 10 is referred to as the "Indemnified Party" and the party from whom indemnification is sought under this SECTION 10 is referred to as the "Indemnifying Party." The Indemnified Party will give prompt written notice to the Indemnifying Party of any claim for indemnification under SECTION
10.2 and 10.3 relating to a claim or demand of a third party (an "Action") with respect to which it is seeking indemnification hereunder. The failure to give such prompt notice will not relieve the Indemnifying Party of its indemnity obligations hereunder with respect thereto, except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party will have the right to defend and to direct the defense against such Action, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with the counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, provided that (i) the Indemnifying Party, within a reasonable period of time after the giving of notice of such indemnification claim by the Indemnified Party, notifies the Indemnified Party of its intention to assume that defense, which notice acknowledges the Indemnifying Party's obligation to initially pay any loss, cost or expense of the Indemnified Party incurred in connection therewith, as provided hereunder (but which shall not be deemed an admission of liability to indemnify the Indemnified Party under SECTION 10.2 or 10.3 hereof, as applicable), and (ii) the Indemnifying Party may not settle or compromise any such Action without the consent of the Indemnified Party (which consent may not be unreasonably withheld) if (A) such settlement or compromise does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability with respect to such Action, (B) injunctive or other equitable relief would be imposed against the Indemnified Party as a result thereof or (C) in the case of any Action relating to the Indemnified Party's liability for Taxes, the effect of such settlement or compromise would be to increase the liability of the Indemnified Party for the payment of any Tax for any period. If the Indemnifying Party so assumes the defense of any such Action (i) the Indemnifying Party will pay all costs associated with, any damages awarded in, and expenses arising from the settlement of such Action but, to the extent the

Indemnifying Party believes that the Indemnified Party was not entitled to indemnification of such costs, expenses and damages pursuant to SECTION 10.2 or 10.3, as applicable, notwithstanding its having assumed the defense of such Action, the Indemnifying Party will be entitled to bring suit against the Indemnified Party to recover such costs and damages after final determination thereof, and (ii) the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (A) the Indemnifying Party has agreed to pay such fees and expenses or (B) the Indemnified Party has been advised by its counsel that there are likely to be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the reasonable fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this SECTION 10 will be paid by the Indemnifying Party. If the Indemnifying Party does not so assume the defense of any Action, the Indemnified Party will be entitled to exercise control of the defense, compromise or settlement of the Action. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld). The other party will cooperate with the party assuming the defense, compromise or settlement of any Action in accordance with this Agreement in any manner that such party reasonably may request and the party assuming the defense, compromise or settlement of any Action will keep the other party fully informed in the defense of such Action.

                 10.5 Limitations on Indemnification - Seller. Seller will not be liable for indemnification arising solely under SECTION 10.2(A)(I) for
(a) any losses, damages, liabilities, deficiencies or obligations of or to Buyer or any other Indemnified Party or (b) any claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing (the items described in clauses (a) and (b) collectively being referred to for purposes of this SECTION 10.5 as "Buyer Damages") unless the amount of Buyer Damages for which Seller would, but for the provisions of this SECTION 10.5, be liable exceeds, on an aggregate basis, $3,000,000, in which case Seller will be liable for all such Buyer Damages, which will be due and payable within 15 days after Seller's receipt of a statement therefor.

                 10.6 Limitations on Indemnification - Buyer. Buyer will not be liable for indemnification arising solely under SECTION 10.3(A)(I) for
(a) any losses, damages, liabilities, deficiencies or obligations of or to Seller or any other Indemnified Party or (b) any claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing (the items described in clauses (a) and (b) collectively being referred to for purposes of this SECTION 10.6 as "Seller Damages") unless the amount of Seller Damages for which Buyer would, but for the provisions of this SECTION 10.6, be liable exceeds, on an aggregate basis, $3,000,000, in which case Buyer will be liable for all such Seller Damages, which will be due and payable within 15 days after Buyer's receipt of a statement therefor.





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

                 10.7 Maximum Indemnification Liability. Notwithstanding anything to the contrary in this Agreement except the following sentence: (a) the aggregate liability of Seller in respect of all its indemnification obligations pursuant to this SECTION 10, or of Buyer in respect of all its indemnification obligations pursuant to this SECTION 10, will not exceed 50% of the Final Purchase Price, and (b) no party will be entitled to recover consequential damages pursuant to this SECTION 10 or otherwise in respect of any breach of this Agreement. However, in no event will this Agreement (including this Section) limit any liability of Seller or Buyer pursuant to the Standstill, Indemnification and Contribution Agreement (including any amendment thereto) nor will any liability thereunder be taken into account in applying such 50% of Final Purchase Price limitation under this Section.

                 10.8 Exclusive Remedy. The rights of the parties under SECTIONS 10.2 and 10.3 will be the exclusive remedy of the parties with respect to breaches of representations, warranties, covenants and agreements contained in or made pursuant to this Agreement or any Transaction Document (including any bill of sale, instrument of assignment, instrument of assumption or other document or certificate delivered pursuant to SECTION 8), except that the preceding will in no event limit (a) the availability of specific performance as specifically provided in this Agreement or any Transaction Document, (b) any remedies available under the Standstill, Indemnification and Contribution Agreement, as it may be amended or (c) any other remedies available under the partnership agreements for TKR Cable, TKR Partners, KRC/CCC or NJFT with respect to claims a party has a right to assert against the other pursuant to this Agreement.

                 10.9 Subrogation. In the event that an Indemnifying Party is obligated to indemnify an Indemnified Party pursuant to SECTIONS 10.2 and 10.3, the Indemnifying Party will, upon payment of such indemnity, be subrogated to the specific rights of the Indemnified Party with respect to those specific claims to which such paid indemnification relates.

SECTION 11.      MISCELLANEOUS.

                 11.1 Joint and Several Obligations; Parties Obligated and Benefited. All representations, warranties, covenants, agreements and obligations of Seller under this Agreement are the joint and several representations, warranties, covenants, agreements and obligations of KRC and KRC-SNJ, KRC-NJFT and KRIC. Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest. Without the prior written consent of Buyer, Seller will not assign any of its rights under this Agreement or delegate any of its duties under this Agreement, provided, however, that after Closing, Seller may assign all of the Seller's rights and obligations hereunder to Knight-Ridder, Inc.("KRI") upon notice to (but without the consent of Buyer), and upon such assignment to and assumption by, KRI, of all such Seller rights and obligations, Seller will be automatically released from any further obligations hereunder.

                 11.2 Notices. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or sent by courier or, if receipt is confirmed, by telecopier:





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

                          To Buyer at:

                                  Tele-Communications, Inc.
                                  5619 DTC Parkway
                                  Englewood, Colorado  80111

                                  Attention:       Ms. Carol O'Keeffe
                                  Telecopy:        (303) 488-3219

                          With a copy similarly addressed to the attention of Legal Department.

                          And a copy to:

                                  Sherman & Howard L.L.C.
                                  633 Seventeenth Street, Suite 3000
                                  Denver, Colorado 80202

                                  Attention:       Arlene S. Bobrow, Esq.
                                  Telecopy:        (303) 298-0940

                          To Seller at:

                                  c/o Knight-Ridder Cablevision, Inc.
                                  One Herald Plaza
                                  Miami, Florida  33101

                                  Attention:       Mr. Ross Jones
                                  Telecopy:        (305) 376-3865

                         With a copy similarly addressed to the attention of:
                         General Counsel and a copy to:

                                  Hughes Hubbard & Reed
                                  One Battery Park Plaza
                                  New York, New York  10004

                                  Attention:       Garett J. Albert, Esq.
                                  Telecopy:       (212) 422-4726

Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this SECTION 11.2. All notices will be deemed to have been received on the date of delivery or on the third Business Day after mailing in accordance with this Section, except that any notice of a change of address will be effective only upon actual receipt.





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


                 11.3 Attorneys' Fees. Without duplication of any amounts payable under SECTION 10.2, 10.3, or 10.4 in the event of any action or suit based upon or arising out of any alleged breach by any party of any representation, warranty, covenant or agreement contained in this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other party.

                 11.4 Right to Specific Performance. Each party acknowledges that the unique nature of the transactions contemplated by this Agreement renders money damages an inadequate remedy for the breach by either party of its obligations under this Agreement, and each party agrees that in the event of such breach, the nonbreaching party will upon proper action instituted by it, be entitled to a decree of specific performance of this Agreement.

                 11.5 Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

                 11.6 Captions. The captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

                 11.7 CHOICE OF LAW. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES UNDER IT WILL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES OF DELAWARE.

                 11.8 Terms. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than limiting sense.

                 11.9 Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

                 11.10 Further Actions. Seller and Buyer will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

                 11.11 Time. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.





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

                 11.12 Late Payments. If either party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the Agreed Rate.

                 11.13 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original.

                 11.14 Entire Agreement. This Agreement (including the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) and the Transaction Documents and the Standstill, Indemnification and Contribution Agreement, as amended, contain the entire agreement of the parties and supersede all prior oral or written agreements and understandings with respect to the subject matter (including the letter of intent dated January 3, 1996 between TCI Communications, Inc. and
KRC). This Agreement may not be amended or modified except by a writing signed by the parties.

                 11.15 Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefitted by such provision or any other provisions of this Agreement.

                 11.16 Construction. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

                 11.17 Expenses. Except as otherwise expressly provided in this Agreement, each party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

                 11.18 Waiver of Bulk Sales Law. Buyer waives compliance by Seller with any bulk sales laws or similar laws in connection with the transactions contemplated by this Agreement.

                 11.19 Third Party Beneficiaries. This Agreement is not intended and will not be construed to confer upon any persons, other than the parties to this Agreement, the Indemnified Parties and KRI (solely with respect to receipt of the $40 million to be paid to it by Buyer at Closing in accordance with the terms of this Agreement), any rights or remedies hereunder (it being understood that this SECTION 11.19 shall not prejudice any subrogation rights that KRI may have under the Guaranty).





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

                 The parties have executed this Asset Purchase Agreement as of the day and year first above written.

SELLER:

Knight-Ridder Cablevision, Inc.               KRC-NJFT, Inc.



By:    /s/ Ross Jones                         By:    /s/ Ross Jones
      ------------------------------                ---------------------------
Name:  Ross Jones                             Name:  Ross Jones
      ------------------------------                ---------------------------
Title: President                              Title: President
      ------------------------------                ---------------------------


KRC-SNJ, Inc.                                 Knight-Ridder Investment Company


By:    /s/ Ross Jones                         By:    /s/ Ross Jones
      ------------------------------                ---------------------------
Name:  Ross Jones                             Name:  Ross Jones
      ------------------------------                ---------------------------
Title: President                              Title: President
      ------------------------------                ---------------------------



BUYER:

Tele-Communications, Inc.

By:     /s/ John C. Malone
      ---------------------------------------
Name:   John C. Malone
      ---------------------------------------
Title:  Chief Executive Officer and President
      ---------------------------------------





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